Exhibit 99.2

For Immediate Release

Contact: Erin Kopecky, 312.833.5323
ekopecky@fhlbc.com

Federal Home Loan Bank of Chicago Announces Transition of
President and Chief Executive Officer

Chicago, Illinois (August 4, 2020) - The Federal Home Loan Bank of Chicago (FHLBank Chicago or Bank) today announced Matthew R. Feldman, President and Chief Executive Officer, has submitted his intention to retire effective December 31, 2020. Mr. Feldman has held his current position since May 2008, and has been with the Bank since September 2003.

The Board of Directors of FHLBank Chicago has accepted Mr. Feldman’s plans for retirement and has appointed Michael A. Ericson, Chief Operating Officer, Mr. Feldman’s successor effective January 1, 2021.

“I am honored to have been able to serve the Bank, our members, and their communities for so many years and to work alongside such a talented and committed group of colleagues,” said Mr. Feldman. “I am pleased that the Board has named Michael Ericson as my successor as I have worked closely with him for many years and have tremendous respect for his ability to lead this Bank into the future with the support of our excellent Executive Team, senior leadership, and Board of Directors.”

During his tenure, Mr. Feldman transformed the Bank to be mission driven, focusing on the needs of members in Illinois and Wisconsin and championing member directed community investment and economic development activities in the communities in which our members serve.

“On behalf of FHLBank Chicago’s Board of Directors, I would like to thank Mr. Feldman for his exceptional service to our members and the Federal Home Loan Bank System,” said John Reinke, Chair of the Board of Directors. “He is an iconic, highly principled, greatly admired leader who has profoundly affected us in many positive ways. The results of his longstanding leadership is an example of great stewardship for us all. We are fortunate to name Mr. Ericson, a member of Mr. Feldman’s team for many years, as our next President and CEO as he is uniquely qualified to lead our Bank into our next great chapter.”

Mr. Ericson was named Chief Operating Officer of the Bank in January 2020, and has been with FHLBank Chicago since January 2005 having previously served as Executive Vice President, Group Head, Members and Markets, as well as Executive Vice President, Chief Risk Officer. Mr. Ericson is a Fellow of The Daniel Burnham Fellowship of Leadership Greater Chicago.

“It is truly an honor to be able to serve the Bank and our members alongside colleagues that believe in and support the mission of the Bank, and I look forward to the opportunities that lie ahead,” said Mr. Ericson.

About the Federal Home Loan Bank of Chicago
The mission of the Federal Home Loan Bank of Chicago is to partner with our member institutions in Illinois and Wisconsin to provide them competitively priced funding, a reasonable return on their investment in the Bank, and support for community investment activities. FHLBank Chicago is one of 11 Federal Home Loan Banks chartered by the U.S. Congress in 1932 to promote homeownership. Our members include banks, thrifts, credit unions, insurance companies, and community development financial institutions throughout our District. To learn more about FHLBank Chicago, please visit fhlbc.com or follow @FHLBC on Twitter.

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